Exhibit 10(b)
                    SEVERANCE AND CHANGE IN CONTROL AGREEMENT

     Amendment and Restatement of Agreement effective as of January 1, 2009

     AGREEMENT by and between EASTGROUP PROPERTIES, INC. a Maryland corporation (the "Company"), with offices at the Pinnacle Building, 190 East Capitol Street, Jackson, Mississippi 39201, and __________ (the "Executive"), effective as of the 1st day of January, 2009.

     WHEREAS, the Company entered into an agreement designated the Severance and Change in Control Agreement with the Executive, dated as of the 29th day of December, 2006, the "Prior Agreement"); and

     WHEREAS, the intent of the Prior Agreement was to provide the Executive with certain severance and death benefits and with compensation arrangements upon a Change in Control (as defined in the Prior Agreement) that provided the Executive with financial security upon a Change in Control and were competitive with those of other corporations, and that would not be subject to distortion, when considered on a net after-tax basis, by the excise tax imposed by section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"); and

     WHEREAS, the Board of Directors of the Company (the "Board") confirms the intent and purposes of the Prior Agreement and wishes to conform the Prior Agreement to the requirements of section 409A of the Code for plans of deferred compensation, to the extent benefits provided under the Prior Agreement are deferred compensation for purposes of section 409A; and in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement as an amendment to and restatement of the Prior Agreement.

     NOW THEREFORE, the parties, for good and valuable consideration and intending to be legally bound, agree as follows:

     1. Operation and Term of Agreement. This Agreement shall amend and restate the Prior Agreement effective January 1, 2009. This Agreement may be terminated by the Company upon 24 months' advance written notice to the Executive; provided, however, that after a Change in Control of the Company during the term of this Agreement, this Agreement shall remain in effect until all of the obligations of the parties under the Agreement are satisfied and the Protection Period (as defined below) has expired. Prior to a Change in Control this Agreement shall immediately terminate upon Termination of the Executive's employment or upon the Executive's ceasing to be an elected officer of the Company, except in the case of such Termination under circumstances set forth in
Section 2(g), 3, or 4 below.

     2. Certain Definitions. The following words and phrases shall have the meanings given for the purposes of this Agreement:

     (a) "Average Annual Compensation" shall mean an amount equal to the annual average of the sums of (i) the Executive's annual base salary from the Company plus (ii) the amount of cash bonus paid by the Company to the Executive, in each case for the three calendar years that ended immediately before (or, if applicable, coincident with) a specified date.

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     (b) "Breach of Duty" shall mean (i) the Executive's  willful  misconduct in the performance of his duties toward the Company; or (ii) the commission or omission of any act by the Executive that constitutes on the part of the Executive fraud or dishonesty toward the Company; provided, however, that "Breach of Duty" shall not include the Executive's lack of professional qualifications. For purposes of this Agreement, an act, or failure to act, on the Executive's part shall be considered "willful" only if done, or omitted, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. The Executive's employment shall not be deemed to have been Terminated for "Breach of Duty" unless the Company shall have given or delivered to the Executive (A) reasonable notice setting forth the reasons for the Company's intention to Terminate the Executive's employment for "Breach of Duty"; (B) a reasonable opportunity, at any time during the 30-day period after the Executive's receipt of such notice, for the Executive, together with his counsel, to be heard before the Board; and (C) a Notice of Termination (as defined in Section 13 below) stating that, in the good faith opinion of not less than a majority of the entire membership of the Board, the Executive was guilty of the conduct set forth in clauses (i) or (ii) of the first sentence of this Section 2(b).

     (c) "Cause" shall mean (i) the continued failure by the Executive to perform his material responsibilities and duties toward the Company (other than any such failure resulting from the Executive's incapacity due to physical or mental illness); (ii) the engaging by the Executive in willful or reckless conduct that is demonstrably injurious to the Company monetarily or otherwise;
(iii) the Executive's conviction, entry of a plea of nolo contendere, or admission of guilt, for any felony or any lesser crime if such lesser crime involves fraud or dishonesty, moral turpitude, or any conduct that adversely affects the business or reputation of the Company, (iv) the commission or omission of any act by the Executive that constitutes on the part of the Executive fraud, dishonesty, or malfeasance, misfeasance, or nonfeasance of duty toward the Company; or (v) any other action or conduct by the Executive that is injurious to the Company, its business, or its reputation; provided, however, that "Cause" shall not include the Executive's lack of professional qualifications. For purposes of this Agreement, an act, or failure to act, on the Executive's part shall be considered "willful" or "reckless" only if done, or omitted, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company

     (d) "Change in Control" shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), whether or not the Company is then subject to such reporting requirements; provided that, without limitation, a Change in Control shall be deemed to have occurred if (i) any person (as such term is used in section 13(d) and 14(d) of the Exchange Act) is or becomes beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30 percent or more of the combined voting power of the Company's then outstanding securities; or (ii) during any period of two consecutive years, the following persons (the "Continuing Directors") cease for any reason to constitute a majority of the Board: individuals who at the beginning of such period constitute the Board and new directors each of whose election to the Board or nomination for election to the Board by the Company's security holders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election

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was previously so approved; or (iii) the security holders of the Company approve a merger or consolidation of the Company with any other corporation,  other than
(A) a merger or consolidation that would result in the voting securities of the Company outstanding immediately before the merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of such surviving entity) a majority of the voting securities of the Company or of such surviving entity outstanding immediately after such merger or consolidation or (B) a merger of consolidation that is approved by a Board having a majority of its members persons who are Continuing Directors, of which Continuing Directors not less than two-thirds have approved the merger or consolidation; or (iv) the security holders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

     (e) "Code" shall mean the Internal Revenue Code of 1986, as amended.

     (f) "Disability," for purposes of this Agreement, shall mean total disability as defined in any long-term disability plan sponsored by the Company in which the Executive participates, or, if there is no such plan or it does not define such term, then Disability shall mean the physical or mental incapacity of the Executive that prevents the Executive from substantially performing the duties of the office or position to which the Executive was elected or appointed by the Board for a period of at least 180 days, which incapacity is expected to be permanent and continuous through the Executive's 65th birthday.

     (g) The "Change in Control Date" shall be any date during the term of this Agreement on which a Change in Control occurs. Notwithstanding any contrary provision in this Agreement, if the Executive's employment or status as an elected officer with the Company is Terminated by the Company within six months before the date on which a Change in Control occurs, and it is reasonably demonstrated that such Termination (i) was at the request of a third party who has taken steps reasonably calculated or intended to effect a Change in Control or (ii) otherwise arose in connection with or anticipation of a Change in Control, then for the purposes of this Agreement the "Change in Control Date" shall mean the date immediately before the date of such Termination.

     (h) "Good Reason" means:

     (i) the assignment to the Executive within the Protection Period of any duties materially inconsistent with the Executive's position (including status, offices, titles and reporting requirements, authority, duties, or responsibilities) or any other action that results in a material diminution in such position, authority, duties, or responsibilities;

     (ii) a material reduction by the Company in the Executive's base salary in effect immediately before the beginning of the Protection Period or as increased from time to time after the beginning of the Protection Period;

     (iii) a material reduction by the Company in the Executive's annual bonus opportunity or in the target level for such bonus or in the level of the Executive's

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long term bonus opportunity or equity incentive opportunity, as compared to such opportunity or level in effect immediately before the beginning of the Protection Period;

     (iv) the Company's requiring the Executive, without the Executive's written consent, to be based at any office or location materially distant from his office location immediately before the beginning of the Protection Period, except for travel reasonably required in the performance of the Executive's responsibilities;

     (v) any purported Termination by the Company of the Executive's employment for Breach of Duty otherwise than as referred to in Section 2(b) of this Agreement; or

     (vi) any failure by the Company to obtain the assumption of the obligations contained in this Agreement by any successor as contemplated in Section 12 of this Agreement;

provided, however, that Good Reason shall not exist unless the Executive gives notice to the Company of the existence of a condition described in paragraph
(i), (ii), (iii), (iv), (v), or (vi) within 90 days of the initial existence of the condition, and the Company does not remedy the condition within 30 days of receipt of notice from the Executive.

     (i) "Parent" means any entity that directly or indirectly through one or more other entities owns or controls more than 50 percent of the voting securities or shares of beneficial interest of the Company.

     (j) "Protection Period" means the period beginning on the Change in Control Date and ending on the last day of the 18-calendar month following the Change in Control Date.

     (k) "Subsidiary" means a company 50 percent or more of the voting securities of which are owned, directly or indirectly, by the Company.

     (l) The words "Terminate" or "Termination" with respect to the Executive's employment shall refer to the Executive's separation from service with the Company, as that term is defined in the regulations under section 409A of the Code.

     3. Termination Without Cause, not During the Protection Period. Should the Company Terminate the Executive's employment without Cause (as defined in Section 2(c)), other than during the Protection Period described in Section 2(j), the Company shall pay the amount described in Section 3(a) to the Executive and, provided the Executive signs and does not revoke a waiver and release agreement as described in Section 3(c), the Company shall also pay the amount described in Section 3(b):

     (a) The Executive's base salary and vacation pay (for vacation not taken) accrued but unpaid through the date of Termination of employment, to be paid in cash upon the customary pay date.

     (b) A lump sum severance payment in an amount equal to the product of 1.5 times the Executive's Average Annual Compensation as of the date of Termination, to be paid in cash on the 60th day after the date of Termination.

     (c) As a condition of the Company's obligation to pay the amount described in Section 3(b), the Executive shall execute a waiver and release agreement, in a form satisfactory to the Company and by the time specified by the Company, that releases the Company and all affiliates from any and all claims of any nature whatsoever, including, without limit, any and all statutory claims, and shall not revoke the waiver and release within any revocation period required by law or permitted by the Company.

     4. Death During Employment. Should the Executive die while employed by the Company, the Company shall pay the following amounts to the Executive's estate:

     (a) The Executive's base salary and vacation pay (for vacation not taken) accrued but unpaid through the date of the Executive's death.

     (b) A lump sum death benefit in an amount equal to the Executive's Average Annual Compensation as of the date of death, to be paid in cash within 60 days of death, provided that, if the 60-day period straddles two calendar years, the Company shall designate the year of payment.

     5. Disability. During the first 90 days of a Disability, the Company shall continue to pay the Executive's salary, and the Executive shall remain in the employ of the Company during that period.

     6. Benefits upon Termination under Certain Circumstances During the Protection Period. If the Executive's employment is Terminated by the Company during the Protection Period other than for Breach of Duty or Disability and other than as a result of the Executive's death, or if the Executive Terminates his employment during the Protection Period for Good Reason, the Company shall pay to the Executive in a lump sum in cash within ten days after the date of Termination the aggregate of the amounts described in paragraphs (a) and (b) and shall provide the benefits described in paragraphs (c), (d), and (e).

     (a) The Executive's base salary and vacation pay (for vacation not taken) accrued but unpaid through the date of Termination of employment; and

     (b) A lump sum severance payment in an amount equal to the product of 1.5 times the Executive's Average Annual Compensation as of the Change in Control; and

     (c) Upon the date of Termination, all outstanding options issued to the Executive by the Company to purchase shares of the Company's common stock ("Common Shares") shall become immediately exercisable, and all stock appreciation rights issued to the Executive by the Company with respect to Common Shares shall become immediately exercisable.

     (d) The Company shall provide the Executive with life insurance coverage and health plan coverage substantially comparable to the coverage the Executive was receiving from the Company immediately before Termination of employment; the provision of such coverage will continue until the expiration of the 18-calendar month period following the date of the Termination of the Executive's employment, or, if earlier, until the date on which the Executive becomes eligible for comparable coverage in connection with subsequent employment (the "Coverage Period"), subject to the following:

     (i) For any portion of the Coverage Period (i) that coincides with a period during which COBRA continuation coverage is available to the Executive under the Company's health plan and (ii) during which health plan coverage is not provided under an insured plan, the Executive shall duly elect and pay for COBRA continuation coverage. The Company's obligation with respect to health plan coverage is conditioned on the Executive's duly electing, and then paying for, such COBRA coverage. The Company shall reimburse the Executive for the cost of such COBRA coverage and shall pay such reimbursement upon receipt of reasonable substantiating documentation from the Executive, but in any event not later than the end of the calendar year following the year in which the COBRA expense was incurred.

     (ii) For any portion of the Coverage Period during which health plan coverage or life insurance coverage, or both, is or are not available under insured plans covering employees of the Company, except, in the case of health plan coverage, the period covered by paragraph (i), the Company shall, rather than providing such coverage for the Executive, reimburse the Executive for the Executive's expense of procuring comparable coverage, up to the amount that would be incurred for comparable coverage by an individual of the Executive's age on a standard risk basis. The Company shall pay such reimbursement promptly upon receipt of reasonable documentation from the Executive, but in any event not later than the end of the calendar year following the year in which the expense was incurred.

     (iii) To the extent the Company's cost of coverage under paragraph (i) or any reimbursement due under paragraph (ii) would be includable in the Executive's gross income for federal income tax purposes, then the Company's payment of such cost or reimbursement shall be subject to the provisions of
Section 7 (regarding a six-month delay).

     (e) All of the Executive's benefits accrued under any supplemental retirement plans, excess retirement plans, and deferred compensation plans maintained by the Company or any of its Subsidiaries shall become immediately vested in full.

     7. Specified Employee - Section 409A Six Month Delay. Notwithstanding any other provision of this Agreement, this Section 7 shall apply if the Executive is a "specified employee" within the meaning of section 409A of the Internal Revenue Code upon the Termination of his employment with the Company. If this
Section 7 is applicable, any payment that is deferred compensation for the purposes of section 409A payable on account of separation from service (within the meaning of section 409A) and that is otherwise due the Executive under this Agreement or any other arrangement during the six-month period following the Executive's separation from service with the Company shall be accumulated and paid to the Executive, with interest at the rate payable on three-month Treasury bills, on the first day of the seventh full calendar month following such separation from service.

     The cost of coverage and reimbursements described in Section 6(d)(iii) shall be considered a payment for the purposes of this Section 7; and accordingly:

     (a) The Company shall not provide such coverage for the six-month period following the Executive's separation from service, if the Executive is then a specified employee, unless and only for so long as the Executive advances to the Company amounts equal to the premiums for such coverage, before the premiums' due dates. Provided the Executive does so, the Company shall repay the amount of such advances back to the Executive, as if the repayment were accumulated payments under the first paragraph of this section.

     (b) If the Executive is a specified employee, the Company shall not pay any reimbursement described in Section 6(d)(iii) during the first six months following the Executive's separation from service, but shall pay those reimbursements as if they were accumulated payments under the first paragraph of this section.

     8. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive, or other plans, practices, policies, or programs provided by the Company or any of its Subsidiaries and for which the Executive may qualify, nor shall anything in this Agreement limit or otherwise affect such rights as the Executive may have under any stock option or other agreements with the Company or any of its Subsidiaries. Any amount of vested benefit or any amount to which the Executive is otherwise entitled under any plan, practice, policy, or program of the Company or any of its Subsidiaries shall be payable in accordance with the plan, practice, policy, or program; provided, however, that if the Executive is entitled to benefits under Section 3 or 6, the Executive shall not be entitled to severance pay, or benefits similar to severance pay, under any plan, practice, policy, or program generally applicable to employees of the Company or any of its Subsidiaries. The provision of severance pay or other benefits pursuant to Section 3 or 6 shall not be deemed to be a continuance of the Executive's employment for any purposes.

     9. Full Settlement; No Obligation to Seek Other Employment; Legal Expenses. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations under this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right, or action the Company may have against the Executive or others. The Executive shall not be obligated to seek other employment or take any action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement. The Company agrees to pay all legal fees and expenses the Executive may reasonably incur as a result of any dispute or contest by or with the Company or others regarding the validity or enforceability of, or liability under, any provision of this Agreement, and the Executive agrees that, if the Executive does not obtain a recovery or other relief from the Company as a result of such dispute or contest, the Executive shall repay to the Company 100 percent of the amount paid by the Company toward the Executive's legal fees and expenses. The Company shall pay or reimburse the Executive for such legal fees and expenses not later than December 31 of the calendar year following the calendar year in which the Executive incurred such legal fees and expenses, provided that the Company's obligation shall be contingent upon the Executive's provision to the Company, at least 30 days before such date, of

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     (a) documentation of the fees and expenses incurred and

     (b) the Executive's note, in a form satisfactory to the Company, promising to pay the Company, on demand, if the Executive does not obtain such recovery or relief against the Company, 100 percent of the amount paid by the Company, with interest at the rate payable on three-month Treasury bills.

     In any such action brought by the Executive for damages or to enforce any provisions of this Agreement, the Executive shall be entitled to seek both legal and equitable relief and remedies, including, without limitation, specific performance of the Company's obligations under this Agreement, in the Executive's sole discretion.

     10. Certain Additional Payments by the Company.

     (a) Payment Subject to Excise Tax. If it shall be determined that any payment or distribution made, or benefit provided, by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 10) (a "Payment") would be subject to the excise tax imposed by section 4999 of the Code (or any similar excise tax) or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are referred to collectively as the "Excise Tax"), then Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any Excise Tax, income tax, or payroll tax) imposed upon the Gross-Up Payment and any interest or penalties imposed with respect to the taxes imposed upon the Gross Up Payment, Executive retains from the Gross-Up Payment an amount equal to the Excise Tax imposed upon the Payments.

     (b) Determination of Gross-Up Payment. Subject to the provisions of Section 10(c), all determinations required to be made under this Section 10, including the determination of whether a Gross-Up Payment is required and of the amount of any such Gross-Up Payment, shall be made by tax counsel selected by the independent public accounting firm then retained by the Company to audit its financial statements and acceptable to the Company ("Tax Counsel"), which shall provide detailed supporting calculations to both the Company and Executive within 15 business days of the date of Termination, if applicable, or such earlier time as is requested by the Company, provided that any determination that an Excise Tax is payable by Executive shall be made on the basis of substantial authority. The Company shall pay the initial Gross-Up Payment, if any, as determined pursuant to this Section 10(b), to Executive within five business days of the receipt of Tax Counsel's determination, provided, however, that, if any Payment to which an Excise Tax relates was not payable or distributable before that date, then the part of the Gross Up Payment attributable to such Payment shall be paid to Executive at the time such Payment is due. In either case, the Gross Up Payment shall be subject to any withholding tax obligation determined by Tax Counsel to be applicable. If Tax Counsel determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion that he has substantial authority not to report any Excise Tax on his Federal income tax return. Any determination by Tax Counsel meeting the requirements of this Section 10(b) shall be binding upon the Company and Executive; subject only to payments pursuant to the following sentence based on a determination that additional Gross-Up Payments should have been made, consistent with the calculations required to be made under this
Section 10 (the amount of such additional payments, including any interest and penalties, are referred as the "Gross-Up Underpayment"). If the Company exhausts its remedies pursuant to Section 10(c), and Executive is required to make a payment of any Excise Tax, Tax Counsel shall determine the amount of the Gross-Up Underpayment that has occurred and the Company shall promptly pay any such Gross-Up Underpayment to or for the benefit of Executive, subject to any withholding tax obligation determined by Tax Counsel to be applicable. The Company shall pay the fees and disbursements of Tax Counsel.

     (c) Company Remedies with Respect to IRS Claim. Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Underpayment. Such notification shall be given as soon as practicable but not later than ten business days after Executive receives written notice of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim before the last day of the 30-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing before the last day of such period that it desires to contest such claim and that it will bear the costs and provide the indemnification as required by this sentence, Executive shall:

     (i) give the Company any information reasonably requested by the Company relating to such claim,

     (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by counsel reasonably selected by the Company and reasonably satisfactory to Executive,

     (iii) cooperate with the Company in good faith in order effectively to contest such claim, and

     (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax, income tax, or payroll tax, including interest and penalties, imposed as a result of such representation and payment of costs and expenses. Without limitation of the foregoing provisions of this
Section 10(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings, and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction, and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis, and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax, income tax, or payroll tax, including interest or penalties, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to the payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due shall be limited solely to such contested amount, unless Executive agrees otherwise. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority. If the Company has notified Executive that it desires to contest such an IRS claim but fails to pursue the contest in good faith, or fails to pay the costs and expenses of the contest, or, in the case the Company has directed Executive to pay the tax claimed and sue for a refund, fails to advance the amount of such payment to Executive, then the Company shall forfeit its right to control the proceedings taken in connection with such contest and Executive may, in his discretion, assume control of such proceedings, provided, however, that Executive's assumption or failure to assume control of such proceedings shall not negate the Company's obligation to make a Gross-Up Underpayment; to bear and pay all costs and expenses (including additional interest and penalties) incurred in connection with such contest; and to indemnify Executive, on an after-tax basis, for any Excise Tax, income tax, or payroll tax, including interest and penalties, imposed as a result of such payment of costs and expenses.

     (d) Repayment of Advance from Refund. If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 10(c), Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company's complying with the requirements of Section 10(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited on the amount of the refund after taxes applicable to such interest). If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 10(c) a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing within 30 days after such determination of its intent to contest such denial of refund, then any obligation of Executive to repay such advance shall be forgiven and the amount of such advance shall offset the amount of Gross-Up Underpayment required to be paid.

     (e) Treatment of Certain Interest and Penalties. Notwithstanding any contrary provision of this Section 10, the amounts referred to in this Section 10 as "Excise Tax," "Gross Up Payment," and "Gross Up Underpayment" shall not include, and the Company shall not be obliged to pay or reimburse Executive for, any interest or penalties incurred by Executive to the extent the Executive would not have incurred the interest or penalties had the Executive, upon the Company's payment of a Gross Up Payment or Gross Up Underpayment, promptly filed tax returns or amended returns, or reported a tax liability, or made a payment of taxes, interest, and penalties, that would, in any case, have been consistent with the premise of the Gross Up Payment or Gross Up Underpayment.

     (f) Timing of Company Payments. This subsection (f) is intended to assure that Company payments under this Section 10 conform to the requirements of T.D. regulation section 1.409A-3(i) (or any successor) for payment made at a specified time or on a fixed schedule. Any Gross-Up Payment and Gross-Up Underpayment due under this
Section 10 shall be made by the time specified above, but in no event later than December 31 of the year following the calendar year in which the Executive remits the related taxes, interest, and penalties to the relevant taxing authority. If, pursuant to the final sentence of paragraph 10(c)(iv), the Company has an obligation to reimburse or indemnify the Executive for the costs and expenses (including interests and penalties) incurred in connection with the contest of an Internal Revenue Service claim, the Company shall pay such reimbursement or make such indemnification payments no later than December 31 of the year following (A) the calendar year in which taxes that are the subject of such contest are remitted to the relevant taxing authority, or (B), if no taxes are remitted as a result of such contest, the calendar year in which the contest is settled either by the completion of an audit or a final and nonapplicable settlement or other resolution of litigation.

     11. Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge, or data relating to the Company or any of its Subsidiaries, and their respective businesses, obtained by the Executive during the Executive's employment by the Company or any of its Subsidiaries and that has not become public knowledge (other than by acts of the Executive or his representatives in violation of this Agreement). After the date of Termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company, communicate or divulge any such information, knowledge, or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 11 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

     12. Successors.

     (a) This Agreement is personal to the Executive and shall not be assignable by the Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives or successors in interest. The Executive may designate a successor or successors in interest to receive any and all amounts due the Executive under this Agreement after the Executive's death. A designation of a successor in interest shall be made in writing, signed by the Executive, and delivered to the Company pursuant to Section 16(b). This Section 12(a) shall not supersede any designation of beneficiary or successor in interest made by the Executive or provided for under any other plan, practice, policy, or program of the Company.

     (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

     (c) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company and any Parent of the Company or any successor and without regard to the form of transaction utilized to acquire the business or assets of the Company, to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or parentage had taken place. As used in this Agreement, "Company" shall mean the Company as defined above and any successor to its business or assets as aforesaid (and any Parent of the Company or any successor) that is required by this clause to assume and agree to perform this Agreement or that otherwise assumes and agrees to perform this Agreement.

     13. Notice of Termination. Any Termination of the Executive's employment by the Company for Cause or by the Executive for Good Reason shall be communicated by Notice of Termination to the other party given in accordance with Section 16(b) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for Termination of the Executive's employment under the provision so indicated, and (iii) if the date of Termination is other than the date of receipt of such notice, specifies the Termination date (which date shall be not more than fifteen days after the giving of such notice). The failure by the Executive to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason shall not waive any right of the Executive under this Agreement or preclude the Executive from asserting such fact or circumstance in enforcing his rights

     14.  Requirements  and Benefits if Executive Is Employee of  Subsidiary  of
Company. If the Executive is an employee of any Subsidiary of the Company, he shall be entitled to all of the rights and benefits of this Agreement as though he were an employee of the Company and the term "Company" shall be construed to include the Subsidiary by which the Executive is employed. The Company guarantees the performance of its Subsidiary under this Agreement.

     15. Dispute Resolution. The Company and the Executive shall attempt to resolve between them any dispute that arises under this Agreement. If they cannot agree within ten days after either party submits a demand for arbitration to the other party, then the issue shall be submitted to arbitration with each party having the right to appoint one arbitrator and those two arbitrators mutually selecting a third arbitrator. The rules of the American Arbitration Association for the arbitration of commercial disputes shall apply and the decision of two of the three arbitrators shall be final. The arbitrators must reach a decision within 60 days after the selection of the third arbitrator. The arbitration shall take place in Jackson, Mississippi. The arbitrators shall apply Mississippi law. The costs of such arbitration shall be shared equally by the Executive and the Company.

     16. Miscellaneous.

     (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Mississippi, without reference to principles of conflict of laws. The captions of this Agreement are not part of the Agreement and shall have no force or effect. This Agreement may be amended or modified only by a written agreement executed by the parties or their respective successors and legal representatives.

     (b) All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, to the addresses for each party as first written above or to such other address as either party shall have furnished to the other in writing in accordance with this Section 16. Notices and communications to the Company shall be addressed to the attention of the Company's Corporate Secretary. Notice and communications shall be effective when actually received by the addressee.

     (c) Whenever reference is made in this Agreement to any specific plan or program of the Company, to the extent that the Executive is not a participant in the plan or program or has no benefit accrued under it, whether vested or contingent, as of the Change in Control Date, then such reference shall be null and void and the Executive shall acquire no additional benefit as a result of such reference.

     (d) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

     (e) The Company may withhold from any amounts payable under this Agreement such federal, state, or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

     (f) The Company's or the Executive's failure to insist upon strict compliance with any provision of this Agreement shall not be construed to be a waiver of such provision or any other provision.

     (g) Except in the case of Termination of employment or elected officer status under the circumstances set forth in Section 2(g), 3, or 4 above, upon a Termination of the Executive's employment or upon the Executive's ceasing to be an elected officer of the Company, in each case, prior to the Change in Control Date, there shall be no further rights under this Agreement.

     IN WITNESS WHEREOF, the Executive has set his hand to this Agreement and, pursuant to the authorization from the Board, the Company has caused this Agreement to be executed as of the day and year first above written.

Dated: December 31, 2008
                                    EASTGROUP PROPERTIES, INC.


                                    By:
                                       --------------------------------



Dated: December 31, 2008
                                    EXECUTIVE


                                    -----------------------------------